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                                                                    Exhibit 5.01

Erickson & Sederstrom, P.C.
10330 Regency Parkway Drive, Suite 100
Omaha, Nebraska 68114

January 22, 2002

Michael P. May
iSECUREtrac Corp.
5022 South 114th Street
Omaha, NE 68137

                                           RE:  Registration Statement Form SB-2

Dear Mr. May:

We have acted as your counsel in connection with the registration under the Securities Act of 1933, as amended, of 21,377,456 shares of the company's Common Stock, $.001 par value (the "Stock"), to be sold by the company and certain stockholders in a public offering pursuant to a Registration Statement on Form SB-2 (the "Registration Statement"). We have reviewed the Registration Statement, the Restated Articles of Incorporation and Restated Bylaws of the company, corporate minutes of the Board of Directors relating to the issuance of the shares of Stock to be sold by the company, and such other documents, corporate records, agreements and questions of law as we have deemed necessary to the rendering of opinions expressed herein. Based on the foregoing, we are of the opinion the 21,377,456 shares of the Stock to be sold by the company, as described in the Registration Statement, will be validly issued, full paid and non-assessable shares of Common Stock of the company.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                   Sincerely,
                                   Erickson & Sederstrom, p.c.


                                   Gary L. Hoffman